EXHIBIT 4.7

OPTION PURCHASE AND ASSIGNMENT AGREEMENT

THIS AGREEMENT is made effective as of the 30th day of November, 2012

AMONG:

BENZ CAPITAL CORP., a company incorporated under the laws of British Columbia, having an office at #900, 570 Granville Street, Vancouver, British Columbia, Canada V6C 3P1

("Benz")

AND:

AVARON MINING CORP., a company incorporated under the laws of British Columbia, having an office at #900, 570 Granville Street, Vancouver, British Columbia, Canada V6C 3P1

("Avaron")

AND:

AVINO SILVER & GOLD MINES LTD., a company incorporated under the laws of British Columbia, having an office at #900, 570 Granville Street, Vancouver, British Columbia, Canada V6C 3P1

("Avino")

WHEREAS:

A.	Benz is a capital pool company within the meaning of Policy 2.4 (the "CPC Policy") of the Corporate Finance Manual of the TSX Venture Exchange (the "Exchange");

B.
Avaron and Avino have entered into an Option Agreement dated January 3, 2012, as amended by and Amending Agreement dated November 22, 2012 (collectively, the "Option Agreement"), wherein Avaron has the sole and irrevocable option (the "Option") to acquire from Avino up to an undivided 100% right, title and interest in and to certain mineral mining leases in the Mayo District in the Yukon Territory, as more particularly described in Schedule "A" hereto (collectively, the "Property");

C.
Avaron wishes to assign to Benz and Benz wishes to purchase, all of Avaron's right, title and interest in and to the Option Agreement and the Property in accordance with the terms of this Agreement (the "Option Purchase and Assignment");

D.	Avino has agreed to provide its consent to the Option Purchase and Assignment; and

E.
The Option Purchase and Assignment is intended to serve as the Qualifying Transaction (the "Qualifying Transaction") of Benz pursuant to Policy 2.4 – Capital Pool Companies ("Policy 2.4") of the TSX Venture Exchange (the "Exchange").

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

1.1	The following terms shall have the following meanings:

(a)   "Agreement" means this agreement, including the recitals and all Schedules to this agreement, as amended or supplemented from time to time, and "hereby", "hereof", "herein", "hereunder", "herewith" and similar terms refer to this Agreement and not to any particular provision of this Agreement;

(b)  "Applicable Laws" means applicable corporate and securities laws, regulations and rules, all policies thereunder and rules of applicable stock exchanges;

(c)  "Arbitrator" has the meaning set out in Section 18.1;

(d)  "Assignment Shares" means the 50,000 Common Shares to be allotted and issued by Benz to Avino on the Closing Date in consideration for the Avino Consent;

(e)  "Avaron" has the meaning ascribed thereto in the recitals to this Agreement;

(f)  "Avaron Shares" means the common shares of Avaron issuable to Avino under the Option Agreement;

(g)  "Avino" has the meaning ascribed thereto in the recitals to this Agreement;

(h)  "Avino Consent" has the meaning set out in Section 5.2;

(i)  "Benz" has the meaning ascribed thereto in the recitals to this Agreement;

(j)  "Closing" has the meaning set out in Section 15;

(k)  "Closing Date" means the date of Closing of the transactions contemplated under Sections 16.1 and 17.1 herein, or such other date to which the Parties may agree, subject to Section 15;

(l)  "Closing Time" means 10:00 a.m. (Vancouver time) on the Closing Date, or such other time to which the Parties may agree;

(m)  "Common Shares" means the common shares in the capital of Benz;

(n)  "Encumbrance" has the meaning set forth in Section 3.1(a) hereto;

(o)  "Environmental Laws" means any applicable law, ordinance, code, rule, or other requirement of any Governmental Authority and any judicial or administrative interpretation thereof, regulating, relating to or imposing liability or standards of conduct concerning: (i) the environment, human health or safety, or emissions, discharges, releases or threatened releases into the environment (including ambient air, surface water, underground water, noise and land), (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste, waste water, pollutants, contaminants, chemicals or any Hazardous Materials, (iii) the reclamation or remediation of disturbed land, and (iv) the protection of archaeological sites, national or natural monuments and protected areas such as natural parks;

(p)  "Exchange" has the meaning set out in the recitals to this Agreement;

(q)  "Exploration Data" means a digital copy and hardcopy of all Property related data, including drill logs, maps and reports generated from said data, collected by Avaron and its contractors on the Property;

(r)  "Information Circular" means the management information circular prepared by Benz in relation to the Option Purchase and Assignment in accordance with Exchange Form 3B1, to be mailed to the shareholders of Benz and filed on SEDAR pursuant to Policy 2.4;

(s)  "Governmental Authority" means any (i) multinational, federal, provincial, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (ii) any subdivision, agent, commission, board, or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, and includes a stock exchange or self-regulatory authority;

(t)  "Hazardous Materials" means any hazardous, toxic, corrosive, flammable, or dangerous waste, substance or material defined as such in any of the applicable Environmental Laws;

(u)  "Loss" and "Losses" mean any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding damages for lost profits or lost business opportunities and excluding any indirect, consequential or punitive damages suffered by Benz or Avaron;

(v)  "Material Adverse Effect" has the meaning set out in Section 3.1(d);

(w)  "Meeting" means the special meeting of the shareholders of Benz for the consideration and, if deemed appropriate, approval of the Option Purchase and Assignment in accordance with Section 2.4;

(x)  "NSR" means the 2.5% net smelter royalty in favour of Avino subject to applicable buy-out provisions provided for under the Option Agreement, a copy of which NSR is attached as Schedule "B" to the Option Agreement;

(y)  "Option Agreement" has the meaning ascribed thereto in the recitals to this Agreement and a copy of which is attached as Schedule "B" to this Agreement;

(z)  "Option Purchase and Assignment" has the meaning ascribed thereto in the recitals to this Agreement;

(aa)  "Outside Date" means May 31, 2013;

(bb)  "Parties" means Benz and Avaron, and "Party" means any one of them;

(cc)  "Purchase Shares" means the 400,000 Common Shares to be allotted and issued by Benz to Avaron on the Closing Date in consideration for the Option Purchase and Assignment;

(dd)  "Permitted Encumbrances" means the NSR;

(ee)  "Person" includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government, regulatory authority or other entity;

(ff)  "Private Placement" means the private placement comprised of Common Shares, flow-through Common Shares, units or any combination of the foregoing, for gross proceeds of up to $250,000 to be completed by Benz on a brokered and/or non-brokered basis concurrently with the Closing;

(gg)  "Property" has the meaning ascribed in the recitals hereof and as more particularly set forth and described in Schedule "A" attached hereto;

(hh)  "Policy 2.4" has the meaning set out in the recitals to this Agreement;

(ii)  "Qualifying Transaction" has the meaning set out in the recitals to this Agreement;

(jj)  "Property" has the meaning set out in the recitals to this Agreement;

(kk)  "SEDAR" means the System for Electronic Document Analysis and Retrieval;

(ll)  "Share Issuance Sections" has the meaning set out in Section 5.2;

(mm)  "U.S. Person" has the meaning set out in Section 6.2(b); and

(nn)  "U.S. Securities Act" has the meaning set out in Section 6.2(b).

1.2	The following Schedules are included and form part of this Agreement:

Schedule "A"	-	Description of Property
Schedule "B"	-	Option Agreement

ARTICLE II
MUTUAL REPRESENTATIONS AND WARRANTIES

2.1	Each of Benz and Avaron represents and warrants that:

(a)  it is a body corporate duly formed, organized and validly subsisting and in good standing under the laws of its incorporating or governing jurisdiction;

(b)  it has full right, corporate power and authority to carry on its business, execute and deliver this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)  this Agreement, when delivered in accordance with the terms hereof, will constitute a valid and binding obligation enforceable against the entity in accordance with its terms, except:

(i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws of general application affecting enforcement of creditors' rights generally, and

(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies;

(d)  the consummation of this Agreement will not conflict with nor result in any breach of any agreement or other instrument whatsoever to which any Party hereto is a party or by which any Party is bound or to which any Party may be subject; and

(e)  the execution and delivery of this Agreement and any agreements or documents contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating or charter documents, nor will such result in a breach of, or accelerate the performance required by any contract or other commitment to which it is a party or by which it is bound.

2.2
The representations and warranties contained in Section 2.1 are provided for the mutual benefit of the Avaron and Benz, and a breach of any one or more representations or warranties may be waived by Avaron or Benz in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 2.1 will survive the Closing Date for a period of two (2) years.

2.3
Upon the terms and subject to the conditions of this Agreement, Benz will, on Closing, (i) pay to Avaron a cash payment of $25,000 and issue the Purchase Shares to Avaron; and (ii) issue the Assignment Shares to Avino.

2.4
The Purchase Shares and the Assignment Shares will be issued in accordance with applicable Canadian securities laws and will be subject to a statutory and Exchange imposed restriction on resale for a period not exceeding four months from the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF AVARON

3.1	Avaron represents and warrants to, and covenants with Benz, and acknowledges that Benz is relying on such representations, warranties and covenants in entering into this Agreement that:

(a)  except for the Permitted Encumbrances, Avaron is the sole legal and beneficial owner of the Option, and to the knowledge of Avaron the Option is free and clear of, and from, all liens, security interests, charges and encumbrances (each, an "Encumbrance") and is not subject to any judgment, order or decree in any lawsuit or proceeding;

(b)  the Option Agreement is in good standing as at the date hereof and no default has occurred thereunder and Avaron has done no act whereby the Option Agreement has in any manner become impaired, and Avaron has not assigned all or any part of its interest in any of the Option Agreement and has not granted any options, interests or other rights in and to the Option Agreement;

(c)  subject to the required consent of Avino pursuant to Section 14.3 of the Option Agreement which consent is being obtained herein, Avaron has good right, full power and absolute authority to assign its interest in the Option Agreement to Benz;

(d)  neither the execution, delivery and performance of this Agreement, nor the consummation of the Option Purchase and Assignment, will conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any Encumbrance upon the Option or other instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Option;

(e)  the Property is in good standing and no proceedings have been instituted to invalidate or assert an adverse claim or challenge against or to the ownership of or title to the Property, nor is there any basis therefor, and no other person is entitled to an agreement or option to acquire or purchase the Property or any portion thereof, and no person has any royalty or other interest whatsoever, in production from any part of the Property;

(f)  to the best of Avaron's knowledge, are no actions, suits or proceedings pending or to its knowledge, threatened, against or adversely affecting or which could adversely affect the Property before any federal, provincial, territorial, municipal or other governmental authority, court, department, commission, board bureau, agency or instrumentality, domestic or foreign, whether or not insured, and which might involve the possibility of any judgment or liability against the Property;

(g)  Schedule "A" to this Agreement accurately sets out all of the mining leases comprising the Property;

(h)  to the best of Avaron's knowledge, all of the mining leases constituting the Property have been properly surveyed and are validly held in accordance with applicable laws and regulations;

(i)  to the best of Avaron's knowledge, except for the Permitted Encumbrances, there is no adverse claim or challenge against or to Avaron's ownership of the Option, nor, to the knowledge of Avaron is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof and no person or company other than Avaron and Avino has any proprietary or possessory interest in the Property or any right whatsoever capable of becoming any of the foregoing;

(j)  to the knowledge of Avaron, there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or expenditures with respect to the Property and the conduct of operations related thereto, Avaron has not received any notice of the same and Avaron is not aware of any basis on which any such orders or directions could be made;

(k)  Avaron has duly filed all reports and returns required to be filed with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement and all of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the knowledge of Avaron, threatened, and none of them will be adversely affected by the entry into this Agreement or the consummation of the Option Purchase and Assignment;

(l)  to the knowledge of Avaron, Avaron has complied with all applicable laws, statutes, by laws, decrees, rulings, orders, judgments and regulations relating to the work it has conducted in respect of the Property, including environmental laws;

(m)  to the knowledge of Avaron, there is no adverse claim or challenge against or to the ownership of or title to any part of the Property and, to the knowledge of Avaron, there is no basis for such adverse claim or challenge which may affect the Property;

(n)  there are no actual or pending proceedings for, and Avaron is unaware of any basis for, the institution of any proceedings leading to the placing of Avaron in bankruptcy or subject to any other laws governing the affairs of insolvent parties;

(o)  except as set out herein no filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation of the Option Purchase and Assignment contemplated by this Agreement on the Closing Date; and

(p)  Avaron has made full disclosure to Benz of all relevant information that it possesses which relates to the Property which could have any effect upon Benz determining whether it shall enter into this Agreement.

3.2
The representations and warranties contained in Section 3.1 are provided for the exclusive benefit of Benz, and a breach of any one or more representations or warranties may be waived by Benz in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 3.1 will survive the Closing Date for a period of two (2) years.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BENZ

4.1
Benz represents and warrants to, and covenants with Avaron and Avino, and acknowledges that Avaron and Avino are relying on such representations, warranties and covenants in entering into this Agreement that:

(a)  Benz is a reporting issuer in good standing in the provinces of British Columbia and Alberta;

(b)  the Common Shares are listed on the Exchange under the symbol BZ.P and, prior to the Closing Date, Benz is a Capital Pool Company as that term is defined in Policy 2.4;

(c)  the authorized capital of Benz consists of an unlimited number of Common Shares and preferred shares and as of the date hereof, an aggregate of 6,392,952 Common Shares are issued and outstanding and no preferred shares are issued and outstanding; and

(d)  the Purchase Shares and the Assignment Shares to be issued hereunder will be fully-paid and non-assessable shares in the capital of Benz, free of all restrictions on trading other than those required by applicable securities law or by the Exchange as set out in Section 6 hereof;

4.2
The representations and warranties contained in Section 4.1 are provided for the exclusive benefit of Avaron and Avino, and a breach of any one or more representations or warranties may be waived by Avaron and Avino in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in Section 4.1 will survive the Closing Date for a period of five (5) years.

ARTICLE V
PURCHASE AND ASSIGNMENT OF OPTION

5.1	Upon and subject to the terms and conditions of this Agreement, on the Closing Date, Avaron and Benz will complete the Option Purchase and Assignment as follows:

(a)  Avaron will, on the Closing Date, assign and transfer absolutely and forever to Benz all of its right, title and interest to the Option Agreement together with all benefits and advantages to be derived from the Option Agreement and all obligations and payments payable under the Option Agreement; and

(b)  Benz will, on the Closing Date, pay to Avaron the sum of $25,000 and allot and issue the Purchase Shares, being 400,000 Common Shares to Avaron.

5.2
Avino hereby provides its consent to the Option Purchase and Assignment in accordance with Section 14.3 of the Option Agreement (the "Avino Consent") and agrees that all Avaron Shares to be issued to it pursuant to each of Section 4.3(f), Section 4.3(g), Section 5.8(b) and Section 7.2 of the Option Agreement (the "Share Issuance Sections") shall be replaced and substituted with Common Shares. For greater certainty, effective from the Closing Date, Avino will receive Common Shares in lieu of Avaron Shares pursuant to the Share Issuance Sections.

5.3	In consideration for providing the Avino Consent, Benz will, on the Closing Date, allot and issue the Assignment Shares, being 50,000 Common Shares, to Avino.

ARTICLE VI
SECURITIES LAWS

6.1
The Parties hereto acknowledge that the issuance of the Purchase Shares and the Assignment Shares by Benz as contemplated herein is being made pursuant to an exemption from the registration and prospectus requirements of applicable securities laws pursuant to Section 2.13 of National Instrument 45-106.

6.2	Each of Avaron and Avino hereby confirms to and covenants with Benz that:

(a) it will comply with all requirements of applicable securities laws in connection with the issuance to it of the Purchase Shares or the Assignment Shares, as applicable, and the resale of any of the Purchase Shares or the Assignment Shares, as applicable; and

(b) the Purchase Shares and the Assignment Shares have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or the securities laws of any State of the United States and that Benz does not intend to register the Purchase Shares or the Assignment Shares under the U.S. Securities Act, or the securities laws of any State of the United States and has no obligation to do so. Each of Avaron and Avino is not a "U.S. person" (as that term is defined in Regulation S under the U.S. Securities Act) and is not purchasing the Purchase Shares or the Assignment Shares, as the case may be, for the account or benefit of any U.S. persons; provided, however, that Avaron or Avino may sell or otherwise dispose the Purchase Shares or the Assignment Shares, as the case may be, pursuant to registration thereof under the U.S. Securities Act and any applicable State securities laws or pursuant to any available exemption from such registration requirements.

6.3
Upon the issuance of the Purchase Shares and the Assignment Shares, and until such time as is no longer required under applicable securities laws, the certificates representing the Purchase Shares or the Assignment Shares will bear the following legend required under National Instrument 45-102, in substantially the following form:

"Unless permitted under securities legislation, the holder of this security must not trade the security before [insert the date that is 4 months and a day after the distribution date]."

And the Purchase Shares will also bear the following legend pursuant to the policies of the Exchange in substantially the following form:

"Without prior written approval of the Exchange and compliance with all applicable securities legislation, the securities represented by this certificate may not be sold, transferred, hypotheca ted or otherwise traded on or through the facilities of the TSX Venture Exchange or otherwise in Canada or to or for the benefit of a Canadian resident until [insert date]."

ARTICLE VII
COLLECTION OF PERSONAL INFORMATION

7.1	Each of Avaron and Avino acknowledges and consents to the fact that Benz may be required to collect its personal information which may be disclosed by Benz to:

(a)  an Exchange or securities regulatory authorities;

(b)  Benz's registrar and transfer agent;

(c)  Canadian tax authorities; and

(d) authorities pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

7.2
By executing this Agreement, each of Avaron and Avino is deemed to be consenting to the foregoing collection, use and disclosure of such personal information and to the retention of such personal information for as long as permitted or required by law or business practice.

7.3
By executing this Agreement, each of Avaron and Avino hereby consents to the foregoing collection, use and disclosure of such personal information for such purposes only. Each of Avaron and Avino also consents to the filing of copies or originals of any of the documents described herein as may be required to be filed with the Exchange or any securities regulatory authority in connection with the transactions contemplated hereby. An officer of Benz is available to answer questions about the collection of personal information by Benz.

ARTICLE VIII
COVENANTS OF BENZ AND AVARON

8.1
Prior to the Closing Date, Avaron shall not without the prior written consent of Benz, allow the Option to become subject to any Encumbrances or enter into any agreement (whether written or verbal) that may result in the creation of any such Encumbrance or otherwise restrict in any manner whatsoever the Option Purchase and Assignment as contemplated by this Agreement.

8.2
Until the Closing Date, neither Avaron nor Benz shall, without the prior written consent of the other Party, enter into any contract in respect of its business or assets, other than in the ordinary course of business, or as otherwise contemplated by this Agreement and each Party shall continue to carry on its business and maintain its assets in the ordinary course of business.

ARTICLE IX
INVESTIGATIONS AND AVAILABILITY OF RECORDS

9.1
Benz and/or its directors, officers, auditors, counsel and other authorized representatives shall be permitted to make such commercially reasonable investigations of the Property and business of Avaron as Benz reasonably deems necessary or desirable, provided always that such investigations shall not unduly interfere with the operations of Avaron. Such investigations will not, however, affect or mitigate in any way the representations and warranties contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of Benz.

ARTICLE X
NECESSARY CONSENTS AND SHAREHOLDER APPROVAL

10.1
Avaron shall use its commercially reasonable efforts to obtain from its directors, shareholders and all appropriate federal, provincial, municipal or other governmental or administrative bodies such approvals or consents as are required (if any) to complete the transactions contemplated herein.

10.2
Benz shall use its commercially reasonable efforts to obtain from its directors, shareholders and all appropriate federal, provincial, municipal or other governmental or administrative bodies such approvals or consents as are required (if any) to complete the transactions contemplated herein.

10.3
As soon as practicable after the execution and delivery of this Agreement and in accordance with Exchange policies, Benz will call and hold the Meeting. Benz will distribute such documents as may be necessary or desirable to permit the shareholders of Benz to consider, and if deemed appropriate, to approve the Option Purchase and Assignment in accordance with Policy 2.4.

ARTICLE XI
INFORMATION CIRCULAR

11.1
Benz will prepare the Information Circular and Avaron will furnish to Benz all information regarding Avaron as may reasonably be required to be included in the Information Circular pursuant to applicable law. Each of Benz and Avaron will:

(a)  ensure that all information provided by it or on its behalf that is contained in the Information Circular does not contain any misrepresentation or any untrue statement of a material fact or omit to state a material fact required to be stated in the Information Circular and necessary to make any statement that it contains not misleading in light of the circumstances in which it is made; and

(b)  promptly notify the other Party if, at any time before Closing, it becomes aware that the Information Circular contains a misrepresentation, an untrue statement of material fact, omits to state a material fact required to be stated in those documents that is necessary to make any statement it contains not misleading in light of the circumstances in which it is made or that otherwise requires an amendment or a supplement to those documents.

ARTICLE XII
MUTUAL CONDITIONS PRECEDENT

12.1	The obligation of Benz and Avaron to consummate the Option Purchase and Assignment on the Closing Date shall be subject to the prior completion of the following mutual conditions:

(a)  conditional acceptance by the Exchange of the Option Purchase and Assignment as the Qualifying Transaction of Benz;

(b)  the Purchase Shares and the Assignment Shares to be issued upon the completion of the Option Purchase and Assignment will have been conditionally accepted for listing by the Exchange, subject to Benz fulfilling the listing requirements of the Exchange;

(c)  there will not be in force any order or decree restraining or enjoining the consummation of the Option Purchase and Assignment; and

(d)  all consents, orders and approvals required, necessary or desirable for the completion of the transactions provided for in this Agreement shall have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, all on terms satisfactory to each of the Parties hereto, acting reasonably.

ARTICLE XIII
CONDITIONS PRECEDENT OF AVARON

13.1	The obligation of Avaron to consummate the Option Purchase and Assignment on the Closing Date shall be subject to the prior completion of the following conditions:

(a)  the representation and warranties of Benz contained in this Agreement will have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date;

(b)  Benz will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by Benz at or prior to the Closing Date;

(c)  Benz will deliver or cause to be delivered to Avaron the closing documents as set forth in Section 17.1 in a form satisfactory to Avaron acting reasonably;

(d)  all proceedings to be taken in connection with the transactions contemplated in this Agreement will be satisfactory in form and substance to Avaron, acting reasonably, and Avaron will have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith; and

(e)  this Agreement and all other documents necessary or reasonably required to consummate the Option Purchase and Assignment, all in form and substance reasonably satisfactory to Avaron, will have been executed and delivered to Avaron.

ARTICLE XIV
CONDITIONS PRECEDENT OF BENZ

14.1	The obligation of Benz to consummate the Option Purchase and Assignment on the Closing Date shall be subject to the prior completion of the following conditions:

(a)  the representations and warranties of Avaron contained in this Agreement will have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such Closing Date;

(b)  Avaron will have performed, fulfilled or complied with, in all material respects, all of its obligations, covenants and agreements contained in this Agreement to be fulfilled or complied with by Avaron at or prior to the Closing Date;

(c)  Avaron will deliver or cause to be delivered to Benz the closing documents as set forth in Section 16.1 in a form satisfactory to Benz acting reasonably;

(d)  all proceedings to be taken in connection with the transactions contemplated in this Agreement will be satisfactory in form and substance to Benz, acting reasonably, and Benz will have received copies of all instruments and other evidence as it may reasonably request in order to establish the consummation or closing of such transactions and the taking of all necessary proceedings in connection therewith;

(e)  this Agreement and all other documents necessary or reasonably required to consummate the Purchase and Assignment, all in form and substance reasonably satisfactory to Benz, will have been executed and delivered to Benz;

(f)  Benz will have completed to its reasonable satisfaction its due diligence on the Property;

(g)  Benz will have obtained a National Instrument 43-101 compliant technical report on the Property which report will have received the approval of the Exchange;

(h)  the Option Purchase and Assignment will have been approved by the shareholders of Benz at the Meeting;

(i)  completion of the Private Placement concurrently with the Closing; and

(j)  retention of a sponsor in accordance with Exchange Policy 2.2, unless an exemption therefor has been granted by the Exchange.

ARTICLE XV
CLOSING

15.1
The completion of the Option Purchase and Assignment (the "Closing") will take place on the Closing Date at the offices of the lawyers for Benz or at such other location as agreed to by the Parties. Notwithstanding the location of the Closing, each Party agrees that the Closing may be completed by the exchange of undertakings between the respective legal counsel for the Parties, provided such undertakings are satisfactory to each Party's respective legal counsel. The Closing must occur on or before the Outside Date, or this Agreement may be terminated at the election of either Avaron or Avino, upon notice to Benz and the other party, and upon delivery of such notice, this Agreement will be null and void.

ARTICLE XVI
CLOSING DELIVERIES OF AVARON

16.1	At Closing, Avaron will deliver or cause to be delivered the following:

(a)  a certified copy of the resolutions of the directors and, if required, the shareholders of Avaron approving and authorizing the entry into this Agreement, the Option Purchase and Assignment and the transactions contemplated herein;

(b)  all information in the possession or control of Avaron with respect to the Property (including the Exploration Data), which has not been previously delivered to Benz;

(c)  a certificate of a senior officer of Avaron attesting that:

(i) the representations and warranties of Avaron are true and correct at the Closing Date as if made at that time,

(ii) all agreements, covenants and conditions required by this Agreement to be complied with or performed by Avaron on or before the Closing Date have been complied with or performed, and

(iii) all conditions precedent to the obligations of Avaron contained in this Agreement have been satisfied or waived; and

(d)  such other closing documents as may be required by Benz, acting reasonably.

ARTICLE XVII
CLOSING DELIVERIES OF BENZ

17.1	At Closing, Benz will deliver or cause to be delivered the following:

(a)  a share certificate registered in the name of Avaron representing the Purchase Shares;

(b)  a share certificate registered in the name of Avino representing the Assignment Shares;

(c)  evidence that the Exchange has conditionally approved the Option Purchase and Assignment as the Qualifying Transaction of Benz;

(d)  a certified copy of the resolutions of the directors of Benz approving and authorizing the entry into this Agreement and the transactions contemplated herein;

(e)  a certificate of a senior officer of Benz attesting that:

(i) the representations and warranties of Benz are true and correct at the Closing Date as if made at that time,

(ii) all agreements, covenants and conditions required by this Agreement to be complied with or performed by Benz on or before the Closing Date have been complied with or performed,

(iii) all conditions precedent to the obligations of Benz contained in this Agreement have been satisfied or waived; and

(f)  such other closing documents as may be required by Avaron, acting reasonably.

ARTICLE XVIII
DISPUTE RESOLUTION

18.1
Any dispute between the Parties concerning any matter or thing arising from this Agreement shall be referred to a mutually agreeable professional (the "Arbitrator"). In the event that the Parties cannot mutually agree on the appointment of an Arbitrator within fifteen (15) days of written notice of a disagreement or dispute under this Agreement, the Arbitrator will be appointed by the B.C. Arbitration and Mediation Institute, as the appointing authority.

18.2
Any disagreement or dispute shall be resolved by arbitration pursuant to the Commercial Arbitration Act (British Columbia) R.S.B.C. 1996, c.55 and will be conducted in Vancouver, British Columbia, or as otherwise may be agreed as convenient for the parties. The cost of such arbitration shall initially be born equally by the Parties. Any arbitration shall determine, with finality, any disagreement or dispute and the Arbitrator’s decision shall be binding and final on the Parties from which there shall be no appeal. An Arbitrator shall also decide matters including the cost of the arbitration, and the Arbitrator is hereby authorized and instructed to award up to one hundred percent (100%) costs on a solicitor and client or special costs basis, as warranted, to the successful Party in connection with any arbitration. In the event a Party fails or is otherwise unable to pay its share of any costs under this provision, the other Party is hereby authorized but not obligated to make that payment and deduct the same from any money claimed owed by the respondent.

ARTICLE XIX
STANDSTILL

19.1
From the date of execution of this Agreement until the Closing Date or the earlier termination hereof, the Parties will not, directly or indirectly, solicit, initiate, assist, facilitate, promote or encourage proposals or offers from, entertain or enter into discussions or negotiations with or provide information relating to the securities, business, operations, affairs or financial condition of Benz or Avaron to any persons, entity or group in connection with the acquisition or distribution of any securities of Benz or Avaron, or any amalgamation, merger, consolidation, arrangement, restructuring, refinancing, sale of any material assets or part thereof, unless such action, matter or transaction is part of the transactions contemplated in this Agreement or is satisfactory to, and is approved in writing in advance by the other Party hereto (with such approval not being unreasonably withheld or delayed) or is necessary to carry on the normal course of business.

ARTICLE XX
FORCE MAJEURE

20.1
The obligations of the Parties hereto and the time frames established in this Agreement Shall be suspended to the extent and for the period that performance is prevented by any cause beyond either Party's reasonable control, whether foreseeable or unforeseeable, including, without limitation, labour disputes, acts of God, laws, regulations, orders, proclamations or requests of any Governmental Authority, inability to obtain on reasonable terms required permits, licenses, or other authorizations, or any other matter similar to the above.

ARTICLE XXI
PUBLIC STATEMENTS

21.1
Except as otherwise required by law or the policies of the Exchange, the Parties shall make no public pronouncements concerning the terms of this Agreement without the express written consent of the other Party, such consent not to be unreasonably withheld. In the event that either Party wishes to make a news release or public statement with respect to the terms of this Agreement, it shall first provide the other Party with a draft copy of such release or statement for review and comment. If the other Party fails to comment on the release within two (2) business days of receipt, it shall be deemed to have waived its rights under this Section.

ARTICLE XXII
NOTIFICATION

22.1
Between the date of this Agreement and the Closing Date, each of the Parties will promptly notify the other Party in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, each Party will promptly notify the other Parties of the occurrence of any material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

ARTICLE XXIII
TERMINATION

23.1	This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)  mutual agreement of the Parties;

(b)  Benz, if there has been a material breach by Avaron of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Avaron that is not cured, to the reasonable satisfaction of Benz, within ten business days after notice of such breach is given by Benz (except that no cure period will be provided for a breach by Avaron that by its nature cannot be cured);

(c)  Avaron, if there has been a material breach by Benz of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Benz that is not cured, to the reasonable satisfaction of Avaron, within ten business days after notice of such breach is given by Avaron (except that no cure period will be provided for a breach by Benz that by its nature cannot be cured);

(d)  Either Party if any injunction or other order of a governmental entity of competent authority prevents the consummation of the Option Purchase and Assignment contemplated by this Agreement; and

(e)  Avaron or Avino under the provisions of Section 15.1.

23.2
In the event of the termination of this Agreement as provided in Section 23.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any Party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

ARTICLE XXIV
INDEMNITY

24.1
Benz will indemnify, defend, and hold harmless Avaron from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Avaron by reason of, resulting from, based upon or arising out of:

(a)  any misrepresentation, misstatement or breach of warranty of Benz contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)  the breach or partial breach by Benz of any covenant or agreement of Benz made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

24.2
Avaron will indemnify, defend, and hold harmless Benz from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Benz by reason of, resulting from, based upon or arising out of:

(a)  any misrepresentation, misstatement or breach of warranty of Avaron contained in or made pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement; or

(b)  the breach or partial breach by Avaron of any covenant or agreement of Avaron made in or pursuant to this Agreement or any certificate or other instrument delivered pursuant to this Agreement.

ARTICLE XXV
NOTICE

25.1
Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by mailing the same by prepaid registered or certified mail or by sending the same by facsimile or other similar form of communication, in each case addressed as follows:

(a)	If to Benz at: Suite 900 – 570 Granville Street Vancouver, BC V6C 3P1 Email: info@benzcapital.com Attention: President

(b)	If to Avaron at: Suite 900 – 570 Granville Street Vancouver, BC V6C 3P1 Email: ir@avaronmining.com Attention: President

(c)	If to Avino at: Suite 900 – 570 Granville Street Vancouver, BC V6C 3P1 Email: dwolfin@oniva.ca Attention: David Wolfin, President

25.2
Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered; if faxed, be deemed to have been given and received on the next business day following transmission; and if mailed, be deemed to have been given and received on the fifth day following the day of mailing, except in the event of disruption of the postal services, in which event notice will be deemed to be given and received only when actually received.

25.3
Any party may at any time give to the other, notice in writing of any change of address or fax number of the party giving such notice, and from and after the giving of such notice, the address or fax number therein specified will be deemed to be the address or fax number of such party for the purposes of giving notice hereunder.

ARTICLE XXVI
GENERAL

26.1
This Agreement constitutes the entire agreement between the Parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the Parties with respect to the subject matter herein.

26.2
The Parties agree that they shall use all commercially reasonable efforts to satisfy each of the conditions precedent to be satisfied by it as soon as practical and in any event before the Closing Date, and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable that are commercially reasonable to permit the completion of the Option Purchase and Assignment in accordance with the terms and conditions of this Agreement. The Parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

26.3
Avaron and Avino hereby acknowledge that this Agreement was prepared by Macdonald Tuskey for Benz and that Macdonald Tuskey does not represent Avaron and Avino. By signing this Agreement, Avaron and Avino each confirms that it fully understands this Agreement and (a) has obtained independent legal advice, or (b) waives the right to obtain independent legal advice.

26.4
This Agreement may be signed in counterparts, each of which may be delivered in facsimile or other electronic means. Each executed counterpart shall be deemed to be an original and all such counterparts when read together will constitute one and the same instrument.

26.5	Neither Party may assign this Agreement and its rights thereunder without the prior written approval of the other.

26.6	The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

26.7	In this Agreement, all references to sections, subsections and Schedules are to sections, subsections and Schedules of this Agreement.

26.8	All references to monies hereunder will be in Canadian funds.

26.9	This Agreement will enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

26.10
This Agreement will be exclusively governed and interpreted in accordance with the laws of British Columbia and the laws of Canada applicable therein. All actions arising from this Agreement will be commenced and prosecuted in the courts of British Columbia, and the Parties hereby attorn to the jurisdiction thereof.

26.11	In the event of any conflict between the provisions of any document delivered on the Closing and this Agreement, the provisions of this Agreement shall prevail.

26.12	Time is of the essence.

26.13	This Agreement may only be amended in writing with the consent of each Party.

26.14
The representations and warranties, covenants and agreements of the Parties set forth herein will survive the Closing Date and, notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a Party of any such representation, warrant, covenant or agreement) or any investigation made by the Party, the same will remain in full force and effect.

26.15
If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

26.16
No consent or waiver, express or implied, by any Party hereto in respect of any breach or default by any of the other Parties in the performance by such other Party of its obligations under this Agreement will be deemed or construed to be consent to or waiver of any other breach or default.

[Signature Pages Follow]

IN WITNESS WHEREOF the parties hereto have signed this Agreement effective as of the date first written above.

BENZ CAPITAL CORP.

Per:	/s/ Miloje Vicentijevic
Authorized Signatory

AVARON MINING CORP.

Per:	/s/ Kevin Drover
Authorized Signatory

AVINO SILVER & GOLD MINES LTD.

Per:	/s/ David Wolfin
Authorized Signatory

SCHEDULE "A"

DESCRIPTION OF CLAIMS

Description of Property

District	Grant Number	Reg Type	Quartz Lease	Claim Name	Claim Owner	Operation Recording Date	Claim Expiry Date	NTS Map Number
Mayo	14871	Quartz	NM00113	ALEXANDRA	Avino Silver and Gold Mines Ltd. - 100%.	10/12/1923	4/29/2021	105M14
Mayo	14873	Quartz	NM00114	NATHALIE	Avino Silver and Gold Mines Ltd. - 100%.	10/12/1923	4/29/2021	105M14
Mayo	16171	Quartz	NM00115	EAGLE FRAC.	Avino Silver and Gold Mines Ltd. - 100%.	7/13/1926	4/29/2021	105M14
Mayo	38811	Quartz	NM00116	EAGLE 2	Avino Silver and Gold Mines Ltd. - 100%.	11/12/1934	4/29/2021	105M14
Mayo	38815	Quartz	NM00117	EAGLE 1	Avino Silver and Gold Mines Ltd. - 100%.	11/14/1934	4/29/2021	105M14
Mayo	55482	Quartz	NM00118	JEAN	Avino Silver and Gold Mines Ltd. - 100%.	1/24/1947	4/29/2021	105M14
Mayo	59662	Quartz	NM00119	NINA	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59663	Quartz	NM00120	TORO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59664	Quartz	NM00121	PERO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59665	Quartz	NM00122	CASA	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59666	Quartz	NM00123	LOMA	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59667	Quartz	NM00124	PORCO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59668	Quartz	NM00125	GATO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14
Mayo	59669	Quartz	NM00126	PAVO	Avino Silver and Gold Mines Ltd. - 100%.	8/11/1950	4/29/2021	105M14

GALENA HILL
Aerial Cableway
Cut
ARDELLE
HAWKS NEST
NO CASH
CALUMET 1
CHIEF 2
VIOLA
13153
CHIEF
INCA FRACTION
TIPTOP
HECTOR
NORTH STAR
HOMESTAKE
FRONTIER
SPIDER
YC02773
MAN
YC02774
EAGLE 1
CLIMBER
EAGLE FRAC.
EAGLE 2
READY CASH
14227
ARNOLD
14225
MASTIFF
ARCTIC
14089
HUXLEY
FIG TREE
MIDWAY
14088
BERRMAC 4
BERRMAC 2
NATHALIE
14873
ALEXANDRA
14871
BOBBIE 2
BOBBIE 4
CORAL
PASCO
BIRMINGHAM
14084
ORANGE
14086
PACIFIC
WALLEYE
SAXON
LOMA
PAVO
CASA
PAGODA
GATO
ELINOR 2
EDITH-CAVELL 1
EDITH-CAVELL 3
EDITH-CAVELL 2
EDITH-CAVELL 4
EDITH-CAVELL 6
EDITH-CAVELL 7
BULLDOZER
LOUIS 1
LOUIS 3
LOUIS 4
SIWASH
DUNCAN 1
DUNCAN 2
DUNCAN 3
OVERTIME 13
OVERTIME 14
OVERTIME 16
OVERTIME 18
FALLS 11
YC42596
YC42594
YC42592
YC42589
YC42598
YC02012
YC02013
YC02014
YC02015
YC02016
YC02017
YC02018
YC02019
YC02029
YC02030
YC02031
YC02032
YC02033
YC01775
YC01777
YC01778
YC01779
YC01780
YC01785
YC01786
YC01787
YC01788
YC01789
YC01790
YC42575
YC42576
YC42577
YC42578
YC42579
YC42580
K 45
K 47
K 50
FISHER 5
FISHER 7
FISHER 9
FISHER 11
FISHER 15
FISHER 17
FISHER 19
FISHER 20
FISHER 21
FISHER 22
FISHER 30
FISHER 40
FISHER 41
FISHER 42
FISHER 43
FISHER 44
FISHER 45
FISHER 46
FISHER 47
FISHER 48
FISHER 56
FISHER 57
FISHER 58
FISHER 59
FISHER 60
FISHER 61

Eagle Property, Galena Hill, Yukon - NTS 105M/14

SCHEDULE "B"

OPTION AGREEMENT